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                                                                      EXHIBIT 12



                                 ENSTAR INC.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                           YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------
                                                            1996       1995        1994        1993      1992
                                                            ----       ----        ----        ----      ----
                                                                            (IN THOUSANDS)
Earnings:

Income (loss) from continuing
        operations before income taxes
        and equity in earnings ..........................  $(257)    $  786    $ (1,050)   $ (2,339)   $(1,524)

Fixed charges ...........................................    511        512         609         636        620
                                                           -----     ------    --------    --------    -------
Income from continuing operations
        before income taxes, equity in
        earnings and fixed charges ......................  $ 254     $1,298    $   (441)   $ (1,703)   $  (904)
                                                           =====     ======    ========    ========    =======

Fixed Charges:
        Interest expense ................................  $ 204     $  247    $    348    $    361    $   373
        Interest portion of rentals .....................    307        265         261         275        247
        Amortization of debt expense ....................      0          0           0           0          0
                                                           -----     ------    --------    --------    -------

                                                           $ 511     $  512    $    609    $    636    $   620
                                                           =====     ======    ========    ========    =======

Ratio of earnings to fixed charges ......................   (.50)      2.54       (0.72)      (2.68)     (1.46)

Earnings coverage deficit below
        1:1 ratio .......................................    257         --       1,050       2,339      1,524
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